FRANKLIN GLOBAL TRUST

                     Preamble to Distribution Plan

      The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by FRANKLIN GLOBAL TRUST ("Trust") for the use of the shares of its series listed on Schedule A (the "Funds"), which Plan shall take effect on the date the shares of the Funds are first offered (the
"Effective Date of the Plan"). The Plan has been approved by a majority of the Board of Trustees of the Trust (the "Board"), including a majority of the trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "independent trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

      In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the Investment Advisory Contract between the Trust on behalf of the Funds and Fiduciary International, Inc., ("Adviser") and the terms of the Underwriting Agreement between the Trust on behalf of the Funds and Templeton/Franklin Investment Services, Inc., ("TFIS"). The Board concluded that the compensation of Adviser under the Investment Advisory Contract was fair and not excessive; however, the Board also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Funds to Adviser, TFIS, or others or by Adviser or TFIS to others may be deemed to constitute distribution expenses. Accordingly, the Board determined that the Plan should provide for such payments and that adoption of the Plan would be prudent and in the best interests of the Funds and its shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Funds and their shareholders.


                           DISTRIBUTION PLAN

1. Each Fund shall pay to TFIS or others for expenses incurred by TFIS or others in the promotion and distribution of the shares of the Fund, as well as for shareholder services provided for existing shareholders of the Fund. Distribution expenses may include, but are not limited to, the expenses of the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a prorated portion of TFIS's overhead expenses attributable to the distribution of Fund shares; or for certain promotional distribution charges paid to broker-dealer firms or others, or for participation in certain distribution channels. Shareholder service expenses may include, but are not limited to, the expenses of assisting in establishing and maintaining customer accounts and records, assisting with purchase and redemption requests, arranging for bank wires, monitoring dividend payments from the Fund on behalf of customers, forwarding certain shareholder communications from the Fund to customers, receiving and answering correspondence, and aiding in maintaining the investment of their respective customers in the Fund. These expenses may also include any distribution or service fees paid to securities dealers or their firms or others. Agreements for the payment of distribution and service fees to securities dealers or their firms or others shall be in a form which has been approved from time to time by the Board, including the non-interested trustees.

2. The maximum amount which shall be paid by a Fund to TFIS or others pursuant to Paragraph 1 herein shall be 0.25% per annum of the average daily net assets of the Fund. Said payment shall be made quarterly by the Fund to TFIS or others.

3. In addition to the payments which a Fund shall make pursuant to paragraphs 1 and 2 hereof, to the extent that the Fund, Adviser, TFIS or other parties on behalf of the Fund, Adviser or TFIS make payments that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of shares issued by the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan.

      In no event shall the aggregate asset-based sales charges which include payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to the Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc.

4. TFIS shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies paid to it and to others under the Plan, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

5. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a vote of the Board, including the non-interested trustees, cast in person at a meeting called for the purpose of voting on the Plan.

6. The Plan, and any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, by vote of a majority of the outstanding voting securities of the Fund or by vote of a majority of the non-interested trustees, on not more than sixty (60) days' written notice, or by TFIS on not more than sixty (60) days' written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the Investment Advisory Agreement between the Trust on behalf of the Funds and Adviser.

7. The Plan, and any agreements entered into pursuant to this Plan, may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 2 hereof without approval by a majority of a Fund's outstanding voting securities.

8. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by a vote of the non-interested trustees cast in person at a meeting called for the purpose of voting on any such amendment.

9. So long as the Plan is in effect, the selection and nomination of the Trust's non-interested trustees shall be committed to the discretion of such non-interested trustees.

This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust and TFIS as evidenced by their execution hereof.


FRANKLIN GLOBAL TRUST


By:   /s/ MURRAY L. SIMPSON
      Murray L. Simpson
      Vice President & Secretary


TEMPLETON/FRANKLIN INVESTMENT SERVICES, INC.


By:   /s/LESLIE M. KRATTER
      Leslie M. Kratter
      Secretary


Dated:  June 19, 2003

                              SCHEDULE A


                        12B-1 DISTRIBUTION PLAN
                                between
             TEMPLETON/FRANKLIN INVESTMENT SERVICES, INC.
                                  and
                         FRANKLIN GLOBAL TRUST
                             on behalf of


              Fiduciary Small Capitalization Equity Fund

               Fiduciary European Smaller Companies Fund

         Fiduciary Large Capitalization Growth and Income Fund


IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to the Distribution Plan to be executed and effective on the 19th day of June 2003.



FRANKLIN GLOBAL TRUST


By:   /s/ MURRAY L. SIMPSON
      Murray L. Simpson
      Vice President & Secretary



TEMPLETON/FRANKLIN INVESTMENT SERVICES, INC.


By:   /s/LESLIE M. KRATTER
      Leslie M. Kratter
      Secretary